Exhibit 1.2

FIRST AMENDMENT TO

SOLICITING DEALER AGREEMENT

This First Amedment to the Soliciting Dealer Agreement (the “First Amendment”), effective as of the 12th day of January, 2017, is entered into by and among Orchard Securities, LLC, a Utah limited liability company (the “Dealer Manager”) and the Soliciting Dealer (as defined in that certain Amended and Restated Dealer Manager Agreement, dated January 12, 2017 (as may be further amended, amended and restated or otherwise modified from time to time) between the Dealer Manager and Lightstone Value Plus Real Estate Investment Trust III, Inc., a Maryland corporation (the “Company”)).

WHEREAS, the Dealer Manager and the Soliciting Dealer are parties to the Soliciting Dealer Agreement, dated [●] (the “Agreement”); and

WHEREAS, the Dealer Manager and the Soliciting Dealer desire to amend Section 6 of the Agreement, as set forth herein;

NOW, THEREFORE, pursuant to Section 17(h) of the Agreement, the Agreement is hereby amended as follows:

1.	Soliciting Dealer’s Compensation. Section 6(a) of the Agreement is hereby amended by deleting the second sentence and replacing it in its entirety with the following:

“Soliciting Dealer may elect to receive a selling commission equal to 7.0% of gross proceeds from the sale of Common Shares by Soliciting Dealer, with either (a) 2.0% thereof paid at the time of such sale and 1.0% thereof paid on each anniversary of the closing of such sale up to and including the fifth anniversary of the closing of such sale or (b) 3.0% thereof paid at the time of such sale and 1.0% thereof paid on each anniversary of the closing of such sale up to and including the fourth anniversary of the closing of such sale, in which event, a portion of the dealer manager fee will be reallowed such that the combined selling commission and dealer manager fee do not exceed 10.0% of gross proceeds of the Offering of Shares.”

Please choose option:

______ 7.0% of gross proceeds from the sale of Common Shares by Soliciting Dealer.

______2.0% thereof paid at the time of such sale and 1.0% thereof paid on each anniversary of the closing of such sale up to and including the fifth anniversary.

______3.0% thereof paid at the time of such sale and 1.0% thereof paid on each anniversary of the closing of such sale up to and including the fourth anniversary.

IN WITNESS WHEREOF, the parties have duly executed this First Amendment, effective as of the date first written above.

ORCHARD SECURITIES, LLC	SOLICITING BROKER DEALER

By:	By:
Name:	Name:
Title:	Title